                                                                    EXHIBIT 99.2


                  (RALPH E. DAVIS ASSOCIATES, INC. LETTERHEAD)



                               February 14, 2003


Black Warrior Basin Trust 1994-1
c/o Bank of America
P.O. Box 830650
Dallas, Texas 75283


Attn: Mr. Ron E. Hooper
      Sr. Vice President, Royalty Management

                                 RE: ESTIMATED RESERVES AND NON ESCALATED FUTURE
                                     NET REVENUE REMAINING AS OF JANUARY 1, 2003
                                       DOMINION BLACK WARRIOR BASIN TRUST 1994-1

Gentlemen:

At your request the firm of Ralph E. Davis Associates, Inc. of Houston, Texas has prepared an estimate of the natural gas reserves on specific leaseholds in which Dominion Black Warrior Basin Trust 1994-1 (the Trust) has certain interests. The interests evaluated are a royalty interest ownership position applicable to specific gas properties in the Black Warrior Basin, Tuscaloosa County, Alabama. This report presents our estimate of the proved reserves anticipated to be produced from those leaseholds.


The reserves associated with these estimates have been classified in accordance with the definitions of the Securities and Exchange Commission as found in Rule 4-10(a) of regulation S-X of the Securities Exchange Act of 1934. We have also estimated the future net revenue and discounted present value associated with these reserves as of January 1, 2003, utilizing a scenario of non escalated product prices as well as non escalated costs of operations, i.e., prices and costs were not escalated above current values as detailed later in this report. The present value is presented for your information and should not be construed as an estimate of the fair market value.


The results of our study may be summarized as follows:


    Consultants to the Petroleum and Natural Gas Industries Since the 1920's

                                                 RALPH E. DAVIS ASSOCIATES, INC.


Dominion Black Warrior Basin Trust 1994-1                      February 14, 2003
Mr. Ron E. Hooper                                                         Page 2


                         NON ESCALATED PRICING SCENARIO
                    ESTIMATED RESERVES AND FUTURE NET INCOME
                NET TO DOMINION BLACK WARRIOR BASIN TRUST 1994-1
                             AS OF JANUARY 1, 2003


                                                                      Total Proved
                                                                      ------------
Net Remaining Sales Gas Reserves:
        Gas: Mcf                                                        42,585,277

Future Revenue:
             Sales Revenue                                            $174,543,188
             Tax Credit Revenue                                                  0
             Total Revenue                                             174,543,188

             Production Taxes                                         $ 10,472,592
             Other Deductions                                                    0

             Future Net Income                                        $164,070,596
             Future Net Income Discounted @ 10%                       $ 95,562,711

The Section 29 Tax Credit that was in effect in previous years is no longer applicable as of January 1, 2003.

Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.

DATA SOURCE

Basic well and field data used in the preparation of this report were furnished by Dominion Black Warrior Basin, Inc. (Dominion) or were obtained from commercial sources. Records as they pertain to factual matters such as acreage controlled, the number and depths of wells, production history, the existence of contractual obligations to others and similar matters were accepted as presented.

Ownership interest, operating costs and information related to contractual obligations regarding the sale of produced gas were furnished by Dominion. No physical inspection of

                                                 RALPH E. DAVIS ASSOCIATES, INC.


Dominion Black Warrior Basin Trust 1994-1                      February 14, 2003
Mr. Ron E. Hooper                                                         Page 3



the properties was made nor any well tests conducted.

RESERVE ESTIMATES

The estimate of reserves included in this report is based primarily upon production history, or analogy with wells in the area producing from the same or similar formations. Individual well production histories were analyzed and forecast until an anticipated economic limit. The economic limit was based upon an analysis of overall field operating costs and an appropriate daily producing rate was utilized for each individual well.

Future production for the unit was then analyzed as it applies to the total revenue stream. Future production was forecast until the unit operations would no longer be economical, and this future point in time was then utilized as a terminus of production from the area of interest.

The accuracy of reserve estimates is dependent upon the quality of available data and upon the independent geological and engineering interpretation of that data. Reserve estimates presented in this report are calculated using acceptable methods and procedures and are believed to be reasonable; however, future reservoir performance may justify revision of these estimates.

The anticipated producing rates may be subject to regulation by various agencies, changes in market demand or other factors; consequently, reserves recovered and the actual rates of recovery may vary from the estimates included herein.

PRICING PROVISIONS

Natural Gas - The unit price used throughout this report for natural gas is based upon a sales contract entitled "Amendment Dated July 1, 2002 to the Gas Purchase Agreement dated May 3, 1994". This amendment is effective January 1, 2003 through December 31, 2003, and specifies the price to be paid for each MMBtu of sales gas. The terms and conditions of this amendment were utilized for the indicated time period.

Beginning January 1, 2004 the price in effect for each MMBtu of sales gas was set at the NYMEX price for gas sold on December 31, 2002, being $4.66 per MMBTU. This price was then held constant throughout the remaining producing life of the properties.

                                                 RALPH E. DAVIS ASSOCIATES, INC.


Dominion Black Warrior Basin Trust 1994-1                      February 14, 2003
Mr. Ron E. Hooper                                                         Page 4


FUTURE NET INCOME

Future net income is based upon gross income from future production, less appropriate taxes (production, severance, ad valorem or other). Operating costs and any estimated future capital requirements were not considered in the estimation of net income due to the Trust's royalty ownership position. No allowance was made for depletion, depreciation, income taxes or administrative expense.

Future net income has been discounted for present worth at values ranging from 0 to 30 percent using mid year discounting. In this report the future net income is discounted at a primary rate of ten (10.0) percent.

GENERAL

Dominion Black Warrior Basin, Inc. as operator has provided access to all of its accounts, records, geological and engineering data, reports and other information as required for this investigation. The ownership interests, product classifications relating to prices and other factual data were accepted as furnished without verification.

No consideration was given in this report to either gas contract disputes including take or pay demands or gas sales imbalances.

No consideration was given in this report to potential environmental liabilities which may exist, nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.

If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such person with the approval of our client is invited to arrange a visit so that he can evaluate the assumptions made and the completeness and extent of the data available on which the estimates are made.

Neither Ralph E. Davis Associates, Inc. nor its employees has any interest in the subject properties and neither the employment to make this study nor our compensation is contingent on our estimates of reserves and future income for the subject properties.

                                                 RALPH E. DAVIS ASSOCIATES, INC.


Dominion Black Warrior Basin Trust 1994-1                      February 14, 2003
Mr. Ron E. Hooper                                                         Page 5


This report has been prepared for the exclusive use of Dominion Black Warrior Basin Trust 1994-1 and shall not be reproduced, distributed or made available to any other company without the written consent of Ralph E. Davis Associates, Inc. Such consent will not be unreasonably withheld if the report is utilized in its entirety.


                                       Very truly yours,
                                       RALPH E. DAVIS ASSOCIATES, INC.


                                       /s/ ALLEN C. BARRON, P.E.

                                       Allen C. Barron, P.E.
                                       President

                                                 RALPH E. DAVIS ASSOCIATES, INC.


                           CLASSIFICATION OF RESERVES


PROVED OIL AND GAS RESERVES

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          1. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          2. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          3. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

PROVED DEVELOPED OIL AND GAS RESERVES

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

PROVED UNDEVELOPED RESERVES

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

(Classification of reserves as found in Rule 4-10(a) of Regulation S-X of the per Securities and Exchange Act)

                     (RALPH E. DAVIS ASSOCIATES, INC. LOGO)


DOMINION BLACK WARRIOR BASIN IN
UNESCALATED ANALYSIS
"ROYALTY INTERESTS"
TOTAL PROVED RESERVES


                             RESERVES AND ECONOMICS

                             EFFECTIVE DATE: 01/2003

                          GROSS PRODUCTION           NET PRODUCTION      PRICES                  OPERATIONS, M$
                    ----------------------------    -----------------  ------------   --------------------------------------
 END       NO. OF   OIL     WELL HEAD   SALES       OIL       SALES    OIL      GAS     OIL      GAS       TAX       TOTAL
MO-YEAR    WELLS    MBBL    GAS, MMCF  GAS, MMCF    MBBL    GAS, MMCF  $/B      &/M   REVENUE   REVENUE   CREDITS   REVENUE
-------    -----    ----    ---------  ---------    ----    ---------  ---      ---   -------   -------   -------   --------
12-2003    530.0    0.000   10852.133  10038.215    0.000   5394.943   0.00    3.862   0.000   20837.068   0.000   20837.068
12-2004    528.4    0.000    9448.613   8739.970    0.000   4700.328   0.00    4.133   0.000   19426.514   0.000   19426.514
12-2005    528.0    0.000    8220.942   7604.375    0.000   4092.601   0.00    4.133   0.000   16914.740   0.000   16914.740
12-2006    527.8    0.000    7162.923   6625.703    0.000   3568.906   0.00    4.133   0.000   14750.312   0.000   14750.312
12-2007    526.1    0.000    6230.773   5763.468    0.000   3106.903   0.00    4.133   0.000   12840.852   0.000   12840.852

12-2008    520.4    0.000    5433.871   5026.331    0.000   2711.214   0.00    4.133   0.000   11205.454   0.000   11205.454
12-2009    514.7    0.000    4749.789   4393.556    0.000   2371.266   0.00    4.133   0.000    9800.456   0.000    9800.456
12-2010    504.0    0.000    4166.214   3853.747    0.000   2081.136   0.00    4.133   0.000    8601.328   0.000    8601.328
12-2011    487.5    0.000    3653.647   3379.626    0.000   1826.493   0.00    4.133   0.000    7548.889   0.000    7548.889
12-2012    467.4    0.000    3201.818   2961.685    0.000   1601.578   0.00    4.133   0.000    6619.312   0.000    6619.312

12-2013    445.9    0.000    2796.829   2587.067    0.000   1399.488   0.00    4.133   0.000    5784.070   0.000    5784.070
12-2014    426.0    0.000    2445.186   2261.800    0.000   1224.341   0.00    4.133   0.000    5060.185   0.000    5060.185
12-2015    401.3    0.000    2141.443   1980.833    0.000   1072.418   0.00    4.133   0.000    4432.288   0.000    4432.288
12-2016    372.4    0.000    1872.293   1731.871    0.000    937.703   0.00    4.133   0.000    3875.510   0.000    3875.510
12-2017    351.9    0.000    1639.575   1516.608    0.000    821.094   0.00    4.133   0.000    3393.564   0.000    3393.564

  S TOT     20.0    0.000   74016.055  68464.852    0.000  36910.410   0.00    4.093   0.000  151090.547   0.000  151090.547

  AFTER     20.0    0.000   11352.753  10501.300    0.000   5674.867   0.00    4.133   0.000   23452.646   0.000   23452.646

  TOTAL     20.0    0.000   85368.805  78966.148    0.000  42585.277   0.00    4.099   0.000  174543.188   0.000  174543.188





                          OPEATIONS, M$                                CAPITAL COSTS, M$
          ---------------------------------------------  --------------------------------------------
                                                                                                                      10.0%
  END     PRODUCTION   AD VALOREM  NET OPER  OPERATION   TANGIBLE     INTANG.    TOTAL       TOTAL     CASH FLOW    DISCOUNTED
MO-YEAR     TAXES       EXPENSES   EXPENSES  CASH FLOWS     INV.       INV.    BORROW INV  EQUITY INV   BTAX, M$     BTAX, M$
-------   ----------   ----------  --------  ----------  --------     -------  ----------  ----------  ----------   ----------
12-2003   1250.224        0.000      0.000    19586.844    0.000      0.000      0.000        0.000     19586.844   18704.318
12-2004   1165.590        0.000      0.000    18260.924    0.000      0.000      0.000        0.000     18260.906   15851.489
12-2005   1014.885        0.000      0.000    15899.854    0.000      0.000      0.000        0.000     15899.874   12547.092
12-2006    885.019        0.000      0.000    13865.292    0.000      0.000      0.000        0.000     13865.292    9946.834
12-2007    770.451        0.000      0.000    12070.400    0.000      0.000      0.000        0.000     12070.400    7872.083

12-2008    672.328        0.000      0.000    10533.125    0.000      0.000      0.000        0.000     10533.134    6244.884
12-2009    588.027        0.000      0.000     9212.429    0.000      0.000      0.000        0.000      9212.421    4965.190
12-2010    516.080        0.000      0.000     8085.250    0.000      0.000      0.000        0.000      8085.247    3961.443
12-2011    452.933        0.000      0.000     7095.956    0.000      0.000      0.000        0.000      7095.953    3160.656
12-2012    397.159        0.000      0.000     6222.153    0.000      0.000      0.000        0.000      6222.153    2519.583

12-2013    347.044        0.000      0.000     5437.026    0.000      0.000      0.000        0.000      5437.025    2001.521
12-2014    303.611        0.000      0.000     4756.574    0.000      0.000      0.000        0.000      4756.573    1591.842
12-2015    265.937        0.000      0.000     4166.351    0.000      0.000      0.000        0.000      4166.349    1267.557
12-2016    232.531        0.000      0.000     3642.979    0.000      0.000      0.000        0.000      3642.978    1007.623
12-2017    203.614        0.000      0.000     3189.930    0.000      0.000      0.000        0.000      3189.950     802.062

  S TOT   9065.433        0.000      0.000   142025.094    0.000      0.000      0.000        0.000    142025.094   92444.180

  AFTER   1407.159        0.000      0.000    22045.482    0.000      0.000      0.000        0.000     22045.482    3118.529

  TOTAL  10472.592        0.000      0.000   164070.596    0.000      0.000      0.000        0.000    164070.596   95562.711


                           OIL             GAS                                                              P.W. %        P.W., M$
                          ------        ----------                                                       --------       -----------
GROSS WELLS                   0.0            535.0              LIFE, YRS.                     47.75        5.00        120133.078
GROSS ULT., MB & MMF        0.000       304655.781              DISOCUNT %                     10.00       10.00         95562.711
GROSS CUM., MB & MMF        0.000       225689.672              UNDISCOUNTED PAYOUT, YRS.       0.00       15.00         79898.758
GROSS RES., MB & MMF        0.000        78966.141              DISCOUNTED PAYOUT, YRS.         0.00       20.00         69037.055
NET RES.,   MB & MMF        0.000        42585.281              UNDISCOUNTED NET/INVEST.        0.00       25.00         61057.051
NET REVENUE, M$             0.000       174543.234              DISCOUNTED NET/INVEST.          0.00       30.00         54941.820
INITIAL PRICE, $            0.000            0.000              RATE-OF-RETURN, PCT.          100.00       40.00         46176.324
INITIAL N.I., PCT.          0.000           31.943              INITIAL W.I., PCT.             0.000       60.00         35823.348
                                                                                                           80.00         29879.873
                                                                                                          100.00         26003.271